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                                ESCROW AGREEMENT

        ESCROW AGREEMENT dated this 8th of January, 1996 by and among TTR INC., a Delaware corporation ("TTR" or the "Company"), MARC D. TOKAYER, a resident of Emanuel, Israel ("Tokayer"), MARILYN TOKAYER, for THE TOKAYER FAMILY TRUST ("Trust") and ABOUDI & BROUNSTEIN TRUSTEES LTD., an Israeli private trust company ("A&B").

                               W I T N E S S E T H

        WHEREAS, Tokayer is the President and Chairman of the Company and holds 638,547 shares of Common Stock, par value $0.001, of the Company ("Common Stock");

        WHEREAS, the Trust holds 1,115,000 shares of Common Stock in the Company; and

        WHEREAS, in connection with the Company's efforts to undertake an initial public offering of its securities ("IPO") under the Securities Act of 1933, as amended (the "Act"), Tokayer and the Trust have agreed with the representative of the proposed underwriters therein (the "Representative"), on the terms set forth below, to deposit in escrow with A&B shares of Common Stock held by them, such shares to be released to Tokayer in accordance with the terms provided herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein and for
other  good  and  valuable   consideration   the  receipt  of  which  is  hereby
acknowledged, the parties hereto agree as follows:

1. Escrow. Each of Tokayer and the Trust hereby deposit into escrow with A&B (in such capacity, the "Escrow Agent") stock certificates representing, respectively, 269,274 and 730,726, shares of Common Stock of the Company (such shares hereinafter referred to as the "Escrow Shares"), together with duly executed blank stock powers in sufficient forms for the registration of the transfer of the Escrow Shares.

2. The Escrow Agent shall hold the Escrow Shares in escrow in accordance with the provisions of this Section 2.

2.1        (i)   250,000  Escrow  Shares  will be released to the Holders if the
Company's net income before provision for income taxes and excluding any extraordinary earnings, all as determined following an audit by the Company's independent public accountants ("Minimum Pretax Income"), amounts to at least $1,800,000 for the fiscal year ending December 31, 1997 or the ask price for the Company's Common Stock ("Bid Price") averages in excess of $15.00 for 30 consecutive days during the 12 month period commencing on the effective date of the registration statement filed by the Company under the Act in connection with the IPO ("Registration Statement").






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        (ii)  300,000  Escrow  Shares  will be  released  to the  Holders if the
Company's Minimum Pretax Income amounts to at least $4,000,000 for the fiscal year ending December 31, 1998 or the Bid Price averages in excess of $20.00 for 30 consecutive days during the 12 month period commencing 12 months from the date of the Registration Statement.

        (iii) 450,000 Escrow Shares will be released to the Holders if the Company's Minimum Pretax Income amounts to at least $6,000,000 for the fiscal year ending December 31, 1999 or the Bid Price averages in excess of $25.00 for 30 consecutive days during the 12 month period commencing 24 months from the date of the Registration Statement.

        (iv) During the periods specified in (i), (ii) or (iii) above, the Company is acquired by or merged into another entity in which the value of the per share consideration received by the stockholders of the Company on the date of such transaction or at any time during the applicable period set forth in
(i), (ii) or (iii), respectively, equals or exceeds the applicable levels set forth in (i), (ii) or (iii), respectively, then such respective amounts of Escrow Shares shall be released.

        (v)  Notwithstanding the conditions of release specified in (i) (ii) and
(iii) above, all remaining Escrow Shares not otherwise released or canceled or contributed to the capital of the Company shall be released as of the date on which the Underwriters and their customers own less than 20% of the public float of the Common Stock or (ii) if none of the Underwriters have made the high Bid Price on the Common Stock for 50 consecutive business days.

THESE EARNINGS THRESHOLDS HAVE BEEN ARBITRARILY SELECTED BY THE COMPANY AND THE REPRESENTATIVE AND ARE NOT TO BE CONSTRUED AS PROJECTIONS OF FUTURE COMPANY OPERATIONS.

2.2 To effect release, any Holder may submit to the Escrow Agent and to the Representative, a copy of the Company's audited financial statements for any fiscal year, together with a request to release a specified number of Escrow Shares. The financial statements shall be accompanied by a letter from the Company's independent public accountants which will set forth the minimum Pretax Earnings as calculated in the report and will state that the computations are in accordance with this Agreement.

2.3 Pending release or return to the Company of the Escrow Shares as herein provided, the Escrow Agent shall (i) hold in escrow any money, securities, rights or property distributed as dividends or pursuant to any stock split, merger, recapitalization, dissolution, or total or partial liquidation of the Company ("Escrowed Dividends & Distributions") and (ii) vote the Escrow Shares in the same manner as the majority of all other shares of the Company's outstanding Common Stock is voted.

2.4 If the applicable Minimum Pretax Income, the Bid Price or the alternative tests set forth have not been met by March 31 of the following year, then the Escrow Shares, as well as the Escrowed Dividends & Distributions made with respect thereto, will be canceled and contributed to the capital of the Company.






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3. The Escrow Agent, in its actions  pursuant to this Agreement,  shall be fully protected in every reasonable exercise of its discretion and shall have no obligation hereunder either to the Company, any holder or to any other party, except as expressly set forth herein. The Escrow Agent may rely upon any instrument or writing believed by it to be genuine and sufficient and properly presented, including those presented pursuant to Section 2 hereof, and shall not be liable or responsible for any action taken or omitted in accordance with the provisions thereof. The Escrow Agent shall not be liable or responsible for any act it may do or omit to do in the exercise of reasonable care.

4. The Escrow Agent shall hold the Escrow Shares without compensation as a stakeholder only. The Escrow Agent is not and shall not be deemed to be a trustee for any party for any purpose and is merely acting as depository and in a ministerial capacity hereunder with the limited duties herein described. The Escrow Agent shall have no obligation to anyone to invest any of the deposited shares.

5. The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement and the Escrow Agent shall not be responsible except for the performance of such duties and obligations as are specifically set out in this Agreement.

6. The Escrow Agent shall not be responsible in any manner whatsoever for any failure or inability of the Holders to deliver shares to the Escrow Agent or otherwise to honor any of the provisions of this Agreement.

7. Each of Tokayer, the Trust and the Company, jointly and severally, agrees to indemnify the Escrow Agent and to hold it harmless against any loss, liability or expense incurred on its part arising out of or in connection with its acting as Escrow Agent under this Agreement, as well as the cost and expense of defending against any claim of liability. The Escrow Agent shall be entitled to consult with counsel of its choice and shall have full and complete authorization and protection for any action taken or suffered by it hereunder in good faith and in accordance with the opinion of such counsel.

8. In the event that any of the Escrow Shares, Escrowed Dividends & Distributions or any other property held by the Escrow Agent shall be attached, garnished or levied upon under any court order, or if the delivery of such property shall be stayed or enjoined by any court order, or if any court order, judgment or decree shall be made or entered affecting such property or affecting any act by the Escrow Agent, the Escrow Agent may, in its sole discretion, obey and comply with all writs, orders, judgments or decrees so entered or issued, whether with or without jurisdiction, notwithstanding any provision of this Agreement to the contrary. If the Escrow Agent obeys and complies with any such writs, orders, judgments or decrees, it shall not be liable or responsible to any of the parties hereto or to any other person, firm or corporation, by reason of such compliance, notwithstanding that such writs, orders, judgments or decrees may be subsequently reversed, modified, annulled, set aside or vacated.







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9.  It  is  agreed  by  the  parties   hereto  that  the  Escrow  Agent  has  no
responsibility under nor is it deemed to have any knowledge of the provisions of the Agreement between the parties, other than as otherwise specifically stated therein.

10. The Escrow Agent makes no representation as to the validity, value, genuineness or the collectibility of any security or other document or instrument held by or delivered to it.

11. The Escrow Agent may at any time terminate this Agreement by giving written notice to the Company specifying the date on which its desired resignation shall become effective, provided that such notice shall not be given on less than 10 business days' notice.

12. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the rules pertaining to the conflict of laws. Each of the parties hereto submits to the exclusive jurisdiction of the appropriate court sitting in the State of New York.

13. Any notice or other communication permitted or required to be given hereunder shall be in writing and shall be deemed to have been given upon mailing by first class registered mail, postage prepaid addressed to the parties at the address designated by them in writing for the purposes of this Agreement.

        IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first written above.

                                         /s/ Marc D. Tokayer
                                         --------------------------------
                                         Marc D. Tokayer

                                         /s/ Marilyn Tokayer
                                         --------------------------------
                                         Marilyn Tokayer, as Trustee
                                         for The Tokayer Family Trust

                                         TTR Inc.

                                         By: /s/
                                             -----------------------------
                                         Title:

                                         Aboudi & Brounstein Trustees Ltd., as
                                         Escrow Agent




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